EXHIBIT 99.1

i2 Reports Fourth Quarter and Fiscal Year 2004 Results

Company also announces date and terms of reverse stock split

DALLAS – February 2, 2005 – i2 Technologies, Inc. (OTC: ITWO), a leading provider of demand-driven supply chain solutions designed to enable business agility, today announced results for the fourth quarter and fiscal year 2004.

i2’s license revenue in the fourth quarter was $17 million. This compares to $17 million of license revenue in the third quarter of 2004 and $15 million in the fourth quarter of 2003. Development services revenue was $7 million in the fourth quarter. This compares to $8 million in the prior quarter and $7 million in the fourth quarter of 2003.

“We made positive progress during 2004, strengthening our balance sheet through equity investments, increasing net deferred revenue excluding contract revenue, and reducing our expense run-rate during the course of the year,” said Sanjiv Sidhu, i2 chairman and CEO. “We launched the i2 Supply Chain Leaders program and saw our customer satisfaction ratings continue to improve. While operational efficiency has improved, there is still much work to do.”

Total fourth quarter 2004 revenue was $84 million, as compared to $111 million in the third quarter of 2004 and $98 million in the fourth quarter of 2003. The majority of the decrease in total revenue from that reported in the third quarter is due to a decrease in the amount of deferred contract revenue recognized in the quarter. Contract revenue is the result of recognition of certain revenue carried on i2’s balance sheet as a portion of deferred revenue as a result of the company’s restatement. The timing of the recognition of deferred contract revenue is difficult to predict and is not typically associated with current business or cash collections.

Total costs and operating expenses for the fourth quarter of 2004 were $85 million. This compares to $90 million in total costs and operating expenses in the third quarter of 2004 and $142 million in the fourth quarter of 2003. The company also announced plans to review expenses in the first quarter of 2005 to further reduce expenses and strengthen its balance sheet.

The company reported a net loss applicable to common shareholders of ($2 million) or ($0.00) loss per diluted share for the fourth quarter. This compares to net income applicable to common shareholders of $17 million, or $0.04 earnings per diluted share in the third quarter of 2004 and net loss applicable to common shareholders of ($49 million), or ($0.11) loss per diluted share, for the fourth quarter of 2003.

Fiscal Year 2004 Results

License revenue for the fiscal year 2004 was $59 million, down from $65 million in the prior year. Development services revenue for 2004 totaled $31 million as compared to $27 million for 2003.

Total revenue for 2004 was $389 million, as compared to $495 million for 2003. This includes approximately $73 million of contract revenue in fiscal year 2004 as compared to $126 million in fiscal year 2003.

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i2 Reports Fourth Quarter and Fiscal Year 2004 Results

For the full year 2004, the company reported a net loss applicable to common shareholders of ($3 million), or ($0.01) loss per diluted share, as compared to net income applicable to common shareholders of $0.5 million, or $0.00 earnings per diluted share in 2003.

On December 31, 2004, i2’s cash and investments totaled $286 million, which represents a net increase of $4 million from the balance at September 30, 2004 due to strong cash collections. During the fourth quarter, the company made a semi-annual interest payment of $8 million, as well as its annual Directors and Officers insurance premium payment of approximately $4 million.

Highlights for the Fourth Quarter and Fiscal Year 2004

In the fourth quarter, Texas Instruments became the newest member of the i2 Supply Chain Leaders program. Launched in the second quarter of 2004, the Supply Chain Leaders program is an initiative that offers companies the opportunity to craft and efficiently deploy demand-driven supply chain solutions designed to enable business agility, using i2’s intellectual property over the course of an agreed-upon contract term. Three additional leaders in the high technology and telecommunications industries are also members of this elite program.

New customers during the fourth quarter came from all regions and a variety of verticals, including U.S. Foodservice in consumer goods, Nissan North America in automotive, DongbuAnam in high tech, China Steel, NTN Corporation and Aluminum Konin-Impexmetal S.A. in metals, and Oji Nepia in the paper industry.

Current customers choosing i2 to drive additional efficiencies in their supply chain and compliance initiatives include Delphi, General Motors and Continental AG in automotive; Andersen Windows in consumer goods; Samsung SDS in high tech, Krones in industrial products, ThyssenKrupp in metals and TNT Logistics NA in transportation.

More than 150 companies went live with i2 solutions during the course of the year.

Reverse Split

The company also announced today that its Board of Directors has approved the implementation of a reverse stock split of the company’s outstanding common stock at a 1-for-25 ratio. At the annual meeting of stockholders held December 16, 2004, the company’s stockholders granted the i2 Board of Directors discretionary authority to implement a reverse split of the common stock, in the range of 1-for-10 to 1-for-30, anytime before December 16, 2005. The Board is approving the implementation of the reverse split in order to return the company’s share price to a level that will satisfy the minimum bid price requirements for re-listing the common stock on the NASDAQ National Market. Once the reverse split is implemented, the company plans to begin the application process for re-listing on the NASDAQ National Market.

i2 Reports Fourth Quarter and Fiscal Year 2004 Results

The record date for the stock split is Wednesday, Feb. 16 and the split will be effective at 6:01 p.m., EDT, on the same day. On a pre-split basis, i2 has 465,191,033 shares of common stock outstanding. The reverse split will reduce the number of shares outstanding to approximately 18,607,641. In addition, the number of shares of common stock that may be issued upon the exercise of outstanding options and the conversion of outstanding preferred stock will be reduced proportionately. Instead of issuing any fractional shares as a result of the reverse split, stockholders will receive cash payments for such fractions after i2’s transfer agent sells all of the aggregated fractional shares of common stock. Except for any changes as a result of the treatment of fractional shares, each holder of i2 common stock will hold the same percentage of common stock outstanding immediately after the reverse stock split as such stockholder held immediately prior to the split.

For more information regarding the reverse stock split, stockholders may review i2’s Proxy Statement dated November 16, 2004. As a result of the reverse split, the company’s common stock is expected to trade under a new symbol on the over-the-counter Pink Sheets beginning on February 17.

Earnings Conference Call Information

The i2 management team will host a live conference call with investors today, February 2 at 5:00 p.m. EDT to discuss the fourth quarter and fiscal year 2004 financial results. Investors and other interested parties may access the call via web cast through the Company’s Web site at www.i2.com/investor. An audio replay of the event will be available for approximately 24 hours following the call. To access the replay, dial 800-475-6701 (USA) or 320-365-3844 (International) and enter pass code 767472. The Web cast of the event will also be archived via the company’s Web site at http://www.i2.com/investor.

About i2

i2 is a leading provider of demand-driven supply chain solutions designed to enable business agility. i2’s flexible solutions can synchronize demand and supply across an ever-changing global supply network. Nineteen of the AMR Research Top 25 Global Supply Chains belong to companies who are i2 customers. Seven of the Fortune global top 10 are also customers of i2. Founded in 1988 with a commitment to customer success and supply chain innovation, i2 has a history of delivering value by implementing solutions designed to provide a rapid return on investment. Learn more at www.i2.com.

i2 Cautionary Language

This press release contains forward-looking statements that involve risks and uncertainties, including forward-looking statements regarding i2’s plans to review expenses to potentially further reduce expenses and strengthen its balance sheet, the implementation, timing and results of a reverse split of i2’s common stock, and i2’s plans to begin the application process for re-listing on the NASDAQ National Market. These forward-looking statements involve risks and uncertainties that may cause actual results to differ from those projected. For a discussion of factors which could impact i2’s financial results and cause actual results to differ materially from those in forward-looking statements, please refer to i2’s recent filings with the SEC, particularly the Quarterly Report on Form 10-Q filed November 9, 2004 and the Annual Report on form 10-K/A filed March 17, 2004. i2 assumes no obligation to update the forward-looking information contained in this news release.

i2 Reports Fourth Quarter and Fiscal Year 2004 Results

For More Information Contact:

Melanie Ofenloch

i2 Corporate Communications

469-357-3027

melanie_ofenloch@i2.com

Kellie Nugent

Shelton Investor Relations for i2

972-239-5119 ext 125

knugent@sheltongroup.com

i2 TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

	December 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$251,273	$288,822
Restricted cash	7,717	15,532
Short-term investments, at fair value	26,532	5,000
Accounts receivable, net	37,439	36,746
Deferred contract costs	1,886	6,995
Other current assets	22,025	27,529

Total current assets	346,872	380,624

Long-term investments, at fair value	—	—
Premises and equipment, net	18,987	28,483
Intangible assets, net	2,473	4,647
Goodwill	16,620	16,620
Other non-current assets	5,712	—

Total assets	$390,664	$430,374

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$13,988	$20,853
Accrued liabilities	39,152	109,499
Accrued compensation and related expenses	27,227	27,380
Deferred tax liabilities	(9)	9
Deferred revenue	165,362	212,753

Total current liabilities	245,720	370,494

Non-current deferred tax liabilities	1,177	18
Long-term debt	316,800	356,800

Total liabilities	563,697	727,312

Commitments and contingencies

Stockholders’ equity deficit:
Preferred Stock, $0.001 par value, 5,000 shares authorized, none issued and outstanding	—	—
Series A junior participating preferred stock, $0.001 par value, 2,000 shares authorized, none issued and outstanding	—	—
Series B 2.5% convertible preferred stock, $1,000 par value, 150,000 shares authorized, 100,000 issued and outstanding	97,046	—
Common stock, $0.00025 par value, 2,000,000 shares authorized, 465,189 and 434,133 shares issued and outstanding	115	109
Additional paid-in capital	10,403,400	10,376,937
Accumulated other comprehensive income (loss)	3,675	217
Accumulated deficit	(10,677,269)	(10,674,201)

Net stockholders’ deficit	(173,033)	(296,938)

Total liabilities and stockholders’ deficit	$390,664	$430,374

I2 TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Revenues:
Software licenses	$16,692	$14,811	$58,548	$65,430
Development services	7,354	6,738	30,673	26,782
Contract	5,807	13,941	72,877	126,488
Services	23,704	27,231	100,022	126,559
Reimbursable expenses	2,244	2,903	10,450	13,573
Maintenance	28,220	32,043	116,764	136,097

Total revenues	84,021	97,667	389,334	494,929

Costs and expenses:
Cost of revenues:
Software licenses	3,675	4,496	10,864	6,656
Development services	4,036	5,634	18,040	23,261
Contract	1,508	833	4,718	11,844
Amortization of acquired technology	—	145	369	580
Reimbursable expenses	2,244	2,903	10,450	13,573
Services and maintenance	24,073	32,421	106,486	135,845
Sales and marketing	18,862	22,739	79,700	90,781
Research and development	15,242	18,112	70,660	80,788
General and administrative	16,179	55,006	71,646	105,710
Amortization of intangibles	—	39	39	540
Restructuring charges and adjustments	(888)	(756)	2,687	4,822

Total costs and expenses	84,931	141,572	375,659	474,400

Operating income	(910)	(43,905)	13,675	20,529

Other income (expense), net	(4,444)	(3,902)	(15,701)	(14,552)

Income before income taxes	(5,354)	(47,807)	(2,026)	5,977
Income tax expense	(3,955)	1,161	(674)	5,462

Net income (loss)	$(1,399)	$(48,968)	$(1,352)	$515

Preferred stock dividend and accretion of discount	731	—	1,720	—

Net income (loss) applicable to common shareholders	$(2,130)	$(48,968)	$(3,072)	$515

Income (loss) per common share:
Basic	$(0.00)	$(0.11)	$(0.01)	$0.00

Diluted	$(0.00)	$(0.11)	$(0.01)	$0.00

Weighted-average common shares outstanding:
Basic	462,196	434,091	450,089	433,262
Diluted	462,196	434,091	450,089	455,214

Comprehensive income (loss):
Net income (loss) applicable to common shareholders	$(2,130)	$(48,968)	$(3,072)	$515

Other comprehensive income (loss):
Unrealized gain (loss) on available-for-sale securities arising during the period	(65)	9	(174)	—
Foreign currency translation adjustments	4,142	1,289	3,632	2,818
Tax effect of other comprehensive (income) loss	—	(2)	—	—
Total other comprehensive income (loss)	4,077	1,296	3,458	2,818

Total comprehensive income (loss)	$1,947	$(47,672)	$386	$3,333

i2 TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	2004	2003
Cash flows from operating activities:
Net Income (Loss)	$(1,352)	$515
Adjustment to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	13,216	24,121
Write-down of equipment	—	593
Provision (credit) for bad debts charged to costs and expenses	(1,603)	(3,657)
Amortization of deferred compensation	1,299	1,615
Gain from extinguishment of debt	(2,223)	(3,435)
Gain on disposal of assets	(170)	—
Deferred income taxes	(4,535)	(2,183)
Changes in operating assets and liabilities:
Restricted cash	7,815	(3,480)
Accounts receivable, net	1,039	12,781
Deferred contract costs	5,109	7,337
Other assets	5,704	6,158
Accounts payable	(6,804)	(3,211)
Accrued liabilities	(70,196)	(17,791)
Accrued compensation and related expenses	90	(12,951)
Deferred revenue	(46,824)	(106,120)

Net cash used in operating activities	(99,435)	(99,708)

Cash flows from investing activities:
Contingent consideration paid related to a 2001 acquisition	—	(766)
Purchases of premises and equipment	(2,513)	(1,402)
Proceeds from premises and equipment	808	—
Purchases of short-term investments	(30,000)	—
Proceeds from sales of short-term investments	35,000	5,000
Proceeds from sales of long-term investments	—	33,000
Purchases of long-term investments	(26,706)	—
Change in capital on equity investment	—	6

Net cash provided by (used in) investing activities	(23,411)	35,838

Cash flows from financing activities:
Payment of note acquired in acquisition of TSC	—	(57,495)
Payment of convertible subordinate note	(37,400)
Issuance of note payable related to lease termination	—	6,800
Proceeds from sale of series B preferred stock	95,325	—
Proceeds from sale of common stock	21,732	—
Proceeds from option exercises	3,438	138

Net cash provided by (used in) financing activities	83,095	(50,557)

Effect of exchange rates on cash	2,202	1,072

Net change in cash and cash equivalents	(37,549)	(113,355)
Cash and cash equivalents at beginning of period	288,822	402,177

Cash and cash equivalents at end of period	$251,273	$288,822